Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 12, 2026

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the quarters and years ended December 31, 2025 and December 31, 2024, in millions of dollars except share and per share amounts.

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
Net sales	$2,410	$2,482	$9,746	$9,100
Operating income	$65	$114	$239	$156
Net earnings attributable to Seaboard	$253	$154	$496	$88

Earnings per common share	$264.13	$158.58	$514.46	$90.62
Average number of shares outstanding	957,855	971,055	964,113	971,055
Dividends declared per common share	$2.25	$2.25	$9.00	$9.00

Seaboard Corporation’s results for the three and twelve months ended December 31, 2025 were impacted by the reversal of a valuation allowance recorded on certain of its domestic deferred tax assets. Seaboard recognized a total income tax benefit of $170 million related to changes in the valuation allowance for the twelve months ended December 31, 2025. Further detail on the reversal of the valuation allowance and results for the year ended December 31, 2025 are included in its Annual Report on Form 10-K filed today with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 5, 2026 to stockholders of record at the close of business on February 23, 2026.